UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Southwest Airlines Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 20, 2009

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. (the “Company” or “Southwest”) will be held at the Company’s corporate headquarters located at 2702 Love Field Drive, Dallas, Texas on Wednesday, May 20, 2009, at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect nine Directors;

(2)	to approve the Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan;

(3)	to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009;

(4)	if properly presented at the meeting, to consider and vote on two Shareholder proposals, as described in the accompanying proxy statement; and

(5)	to transact such other business as may properly come before such meeting or any adjournment or postponement thereof.

March 24, 2009, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwest.com at 10:00 a.m., Central Daylight Time, on May 20, 2009.

Your vote is important. Please sign and return the enclosed proxy in the enclosed envelope to ensure that your shares are represented at the meeting. You may also vote via telephone or the Internet, as described in the enclosed proxy.

By Order of the Board of Directors,

Ron Ricks
Executive Vice President Corporate Services and Corporate Secretary

April 17, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2009

The Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders and Annual Report to Shareholders for the fiscal year ended December 31, 2008, are available at

http://www.southwest.com/investor_relations/fs_ir_index.html

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235-1611

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 20, 2009

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. for use at the Annual Meeting of Shareholders of the Company to be held on May 20, 2009, at 10:00 a.m., Central Daylight Time, at the Company’s corporate headquarters located at 2702 Love Field Drive, Dallas, Texas, or at such other time and place to which the meeting may be adjourned. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to Shareholders is April 17, 2009.

A representative from Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. If you are a Shareholder of record, which means you hold shares that are registered by the Company’s transfer agent in your own name, you can vote by completing and returning the enclosed proxy card. You can also vote by touch-tone telephone from the United States, using the number on the proxy card, or through the Internet, using the instructions on the proxy card. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Secretary of the Company; or (iii) voting in person at the meeting.

If you have shares held through a broker (or a bank or other nominee as custodian), you are a “street name” holder. In such case, your broker will ask for instructions on how you want your shares to be voted on your behalf. You may instruct your broker on how to vote your shares by completing the voting instruction card the broker provides to you. You may also vote by telephone or through the Internet if your broker makes these methods available, in which case the broker will enclose applicable instructions with the proxy statement. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker can vote your shares only with respect to proposals as to which it has discretion to vote under such rules. For any other proposals, the broker cannot vote your shares at all, which is referred to as a “broker non-vote.” Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal. If you do not provide voting instructions to your broker, your broker will be entitled to vote your shares in its discretion with respect to Proposal 1 (Election of Directors) and Proposal 3 (Ratification of the Selection of Independent Auditors), but will not be able to vote your shares in its discretion on Proposal 2 (Approval of the Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan) or on either of the Shareholder proposals, and your vote will be counted as a “broker non-vote” on those proposals. As the beneficial owner of shares, you are invited to attend the meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the holder of record for your shares.

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders of record at the close of business on March 24, 2009, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 740,602,512 shares of common stock. Each share is entitled to one vote with respect to each matter to be voted on at the meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, nine Directors are to be elected for one-year terms expiring in 2010. The persons named in the enclosed proxy have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

In accordance with the Company’s Bylaws, the Board has fixed the number of members of the Board at ten. In connection with his selection to serve as Director of the White House Military Office, Mr. Louis E. Caldera submitted his resignation from the Board, effective January 15, 2009. The Board is in the process of identifying a suitable Director candidate to fill the vacancy that was created by Mr. Caldera’s resignation and has therefore nominated only nine persons for election by Shareholders at the 2009 Annual Meeting. Despite the current vacancy on the Board, Shareholders may not vote for a greater number of persons than the number of Director nominees below. Set forth below is information regarding each nominee.

Name	Director Since	Age*
David W. Biegler	2006	62
C. Webb Crockett	1994	74
William H. Cunningham	2000	64
John G. Denison	2008	63
Travis C. Johnson	1978	72
Gary C. Kelly	2004	53
Nancy B. Loeffler	2003	62
John T. Montford	2002	65
Daniel D. Villanueva	2008	71

*	As of January 1, 2009.

David W. Biegler has been Chairman of Estrella Energy L.P., a company engaged in natural gas transportation and processing, since September 2003. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and CEO of ENSERCH Corporation from 1993 to 1997. Mr. Biegler is also a director of Dynegy Inc., a company engaged in power generation, Trinity Industries, Inc., a diversified industrial company providing products and services for the transportation, industrial, and construction sectors, Austin Industries, a company engaged in construction, Animal Health International, Inc., a company engaged in selling and distributing animal health products, and Guaranty Financial Group Inc., a financial services company.

C. Webb Crockett has been an attorney in the Phoenix, Arizona law firm of Fennemore Craig for more than the past five years and is a non-equity director in such firm. Fennemore Craig performed services for the Company in 2008 and will do so in 2009.

William H. Cunningham, Ph.D., holds the James L. Bayless Chair for Free Enterprise at The University of Texas at Austin Red McCombs School of Business. Dr. Cunningham was the Chancellor of The University of Texas System from 1992 to June 2000. He is a director of the following publicly traded companies: Lincoln National Corporation, Introgen Therapeutics, Inc., Hicks Acquisition Company I, Inc., and Hayes Lemmerz International, Inc. He is a disinterested director of John Hancock Mutual Funds.

John G. Denison was appointed to the Board in November 2008. Mr. Denison served as Chairman of the Board for Global Aero Logistics Inc. (“Global”), a diversified passenger airline, from January 2006 until April 2008. Mr. Denison came out of retirement in January 2005 to join Global as its Co-Chief Restructuring Officer.

He also served as President and Chief Executive Officer of ATA Airlines Inc. (“ATA”), a subsidiary of Global, from February 2005 until December 2006. In his capacities with Global and ATA, Mr. Denison’s responsibilities included, among others, managing or supervising business plans, collective bargaining negotiations, restructurings, financings, and major contract negotiations. ATA filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in April 2008.

Travis C. Johnson has practiced law as Travis Johnson, Attorney at Law, since January 2001. Prior to such time, Mr. Johnson was a Partner in the law firm of Johnson & Bowen. Mr. Johnson served as a Director of J.P. Morgan Chase Bank — El Paso from 1984 until 2005 and was Founder and Chairman of the Board, Texas Commerce Bank — Border City from 1971 until 1987. He is a former County Judge and served as a member of the University of Houston Board of Regents for 12 years. Mr. Johnson currently serves as Vice Chairman of the Board of Directors of the El Paso Museum of Art Foundation.

Gary C. Kelly has served as Southwest’s Chairman of the Board since May 2008, as its President since July 2008, and as its Chief Executive Officer since July 2004. Mr. Kelly also served as Southwest’s Executive Vice President & Chief Financial Officer from June 2001 to July 2004 and as its Vice President Finance & Chief Financial Officer from 1989 to 2001. Mr. Kelly joined Southwest in 1986 as its Controller.

Nancy B. Loeffler, a long-time advocate of volunteerism, currently serves as Chair-Elect of the University of Texas M.D. Anderson Cancer Center Board of Visitors and on the Board of Regents at St. Mary’s University, the National Cowgirl Museum and Hall of Fame, the Vice President’s Residence Foundation in Washington, D.C., and the Capitol Advisory Committee for Texas Lutheran University. She also serves on the Board of the Blanton Museum of Art located on The University of Texas at Austin campus.

John T. Montford has been Senior Vice President — State Legislative Affairs for AT&T Services, Inc., a global provider of telecommunications products and services, since January 2009. Mr. Montford previously served as President — Western Region for AT&T Services, Inc. from November 2007 until January 2009 and as Senior Vice President — Western Region Legislative and Regulatory Affairs for AT&T Services, Inc. from October 2005 until November 2007. Between September 2001 and October 2005, Mr. Montford served as Senior Vice President of Governmental and External Affairs for SBC Communications, Inc. Prior to September 2001, Mr. Montford served as Chancellor of the Texas Tech University System from 1996 to 2001. Mr. Montford served in the Texas Senate from 1983 to 1996. He served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. He is an independent director of Fleetwood Enterprises, Inc. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former elected District Attorney.

Daniel D. Villanueva was appointed to the Board in November 2008. Mr. Villanueva has been a partner in RC Fontis, a California-based private equity firm since 2005. Mr. Villanueva previously was Managing Partner of Bastion Capital Corporation, a private equity investment fund, from 1993 to 2005. Mr. Villanueva currently serves as an independent director of Fleetwood Enterprises, Inc. Mr. Villanueva was a Commissioner of the 1984 Summer Olympic Games in Los Angeles.

Vote Required

Provided a quorum is present at the meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote in the election of Directors is required to elect Directors.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

• Qualifications of Directors	• Board Self- Evaluation
• Board Meetings	• Ethics
• Director Responsibilities	• Director and Senior Management Compensation
• Independence of Directors	• Direct Stock Ownership
• Size of Board and Selection Process	• Access to Management
• Resignation Policy	• Access to Independent Advisors
• Board Committees	• Director Orientation and Continuing Education
• Executive Sessions; Communications with Non-Management Directors	• Public Communications • Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the charters for its Audit, Compensation, and Nominating and Corporate Governance Committees, are available on the Company’s website, www.southwest.com. Shareholders can obtain copies of these documents upon written request to Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235-1611.

Board Membership and Qualifications

The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in today’s business environment; (ii) diversity and independence (for non-management Directors); and (iii) in the case of current Directors being considered for renomination, a Director’s past attendance at Board and Committee meetings and participation in and contributions to such meetings. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders. The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than six public company boards and prohibit Employee Directors from serving on more than three public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board, the audit committee, or the compensation committee of another public company.

The Board of Directors held nine meetings during 2008 and otherwise acted by unanimous consent. During 2008, each Director attended at least 75 percent of the total number of Board meetings and applicable Committee meetings held during the period for which he or she served as a Director. Additionally, it is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors at the time attended the 2008 Annual Meeting of Shareholders.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Board’s Presiding Director, William Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Presiding Director or any or all of the non-management or other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Presiding Director, P. O. Box 36611, Dallas, Texas 75235-1611.

Committees of the Board — Membership and Qualifications

The Board has established standing Audit, Compensation, Executive, and Nominating and Corporate Governance Committees to assist it with fulfilling its obligations. Set forth below is a description of the membership and principal functions of each Committee.

Audit Committee. The Audit Committee consists of Messrs. Montford (Chair), Biegler, Cunningham, Denison, and Johnson and has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Board has determined that each of the members of the Audit Committee is independent under the NYSE’s rules governing Board and Audit Committee membership. The Board has also determined that at least two of the members of the Audit Committee, Dr. Cunningham and Mr. Denison, satisfy the criteria adopted by the Securities and Exchange Commission (the “SEC”) to serve as an “audit committee financial expert” for the Audit Committee. The functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee held seven meetings during 2008.

Compensation Committee. The Compensation Committee consists of Messrs. Biegler (Chair), Montford, and Villanueva. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Board membership; (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on the Compensation Committee’s evaluation; (iv) with the advice of the Chairman of the Board and the Chief Executive Officer, conducting an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Reporting Officers”); (v) reviewing and approving all stock-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval; and (vii) reviewing the compensation for non-Employee Directors. The Company’s processes and procedures for the consideration and determination of executive officer compensation (as well as management’s role in such determinations) are discussed further below under “Compensation of Executive Officers — Compensation Discussion and Analysis.” To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate its authority and duties to subcommittees or to individual members of the Committee, as it deems appropriate. The Compensation Committee held four meetings during 2008 and otherwise acted by unanimous written consent.

The Compensation Committee has from time to time used information provided by outside consultants to assist it with its compensation decisions. During 2008, the Compensation Committee continued to take into account data provided by Mercer Human Resource Consulting pursuant to engagements entered into in prior years with the approval of the Compensation Committee. Mercer was not engaged for the purpose of making formal recommendations or determinations; rather it was hired as a resource for providing comparative market information to management and the Compensation Committee. Management has used this information to assist it with evaluating and designing overall compensation programs and to develop additional analyses and recommendations for the Compensation Committee. The Compensation Committee has in turn reviewed the Mercer information and the Company’s resulting analyses and recommendations. Additional detail regarding the Compensation Committee’s use of consultant data is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

Executive Committee. The Executive Committee consists of Messrs. Johnson (Chair), Crockett, Cunningham, and Kelly, and was established to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held three meetings during 2008.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Messrs. Crockett (Chair), Denison, Johnson, and Montford. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership. The functions of the Nominating and Corporate Governance Committee include (i) developing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company; (ii) reviewing potential candidates for Board membership; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; and (v) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources such as recommendations from current Board members, management, and contacts in communities served by the Company. The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines, provided that such nominations are submitted in accordance with the requirements of the Company’s Bylaws. Director nominations are discussed further below under “Other Matters — Submission of Shareholder Proposals.” The Nominating and Corporate Governance Committee held six meetings during 2008.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires that all of its Directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, and (iii) companies and organizations with which the Directors and executive officers are associated. The questionnaire for non-Employee Directors is also designed to elicit all information that should be considered to ensure that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Statement of Financial Accounting Standard No. 57 (Related Party Disclosures); and (iii) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Directors are independent under applicable NYSE standards: David W. Biegler, C. Webb Crockett, William H. Cunningham, John G. Denison, Travis C. Johnson, Nancy B. Loeffler, John T. Montford, and Daniel D. Villanueva. In addition, the Board determined that Louis E. Caldera, who resigned from the Board in January 2009, was independent.

In making the foregoing determinations, the Board considered the Company’s transactions with entities with which Mr. Crockett and Mr. Montford are associated. Mr. Crockett serves as a non-equity director for Fennemore Craig, a law firm that performs services for the Company, and Mr. Montford serves as an officer for AT&T Services, Inc., which does business with the Company. The Board concluded that Mr. Crockett does not have a direct or indirect material interest in the Company’s transactions with Fennemore Craig because (i) Mr. Crockett’s status with such law firm is that of a non-equity director, and, as such, he does not share in the profits of the firm, nor does he have any voting power with respect to the firm; and (ii) the annual fees paid by the Company to such law firm are not material, either to the firm or to the Company. The Board determined that Mr. Montford does not have a direct or indirect material interest in the Company’s transactions with AT&T based on (i) the extremely indirect nature of the interest and the resulting insignificance of such transaction to Mr. Montford, (ii) the ordinary course nature of the services provided, and (iii) the immateriality of the amount involved to either the Company or AT&T. The Board also considered the Company’s relationship with The Loeffler Group LLP, a law firm that performs services for the Company. Tom Loeffler, Nancy Loeffler’s former spouse, is the Chairman and Senior Partner of that firm; however, given Ms. Loeffler’s divorce from Mr. Loeffler during 2008 (and legal separation during 2007), the Board has determined that Ms. Loeffler has no direct or indirect material interest in the Company’s transactions with Mr. Loeffler’s firm. The Board made its materiality determinations taking into account applicable rules of both the NYSE and the SEC.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 24, 2009, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 740,602,512 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the common stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Capital Research Global Investors	75,637,800	(2)	10.2%
333 South Hope Street Los Angeles, CA 90071

PRIMECAP Management Company	63,084,676	(3)	8.5%
225 South Lake Avenue, #400 Pasadena, CA 91101

T. Rowe Price Associates, Inc.	43,213,407	(4)	5.8%
100 E. Pratt Street Baltimore, MD 21202

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 28, 2009, which was 740,331,586.

(2)	Based on an Amendment to Schedule 13G filed with the SEC on February 17, 2009, by Capital Research Global Investors. Capital Research Global Investors reported sole voting power with respect to 22,748,800 shares, sole dispositive power with respect to 75,637,800 shares, and no shared voting or dispositive power.

(3)	Based on an Amendment to Schedule 13G filed with the SEC on February 12, 2009, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 18,457,801 shares, sole dispositive power with respect to 63,084,676 shares, and no shared voting or dispositive power.

(4)	Based on an Amendment to Schedule 13G filed with the SEC on February 11, 2009, by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported sole voting power with respect to 7,636,302 shares, sole dispositive power with respect to 43,213,407 shares, and no shared voting or dispositive power. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

Security Ownership of Management

The following table sets forth, as of February 28, 2009, certain information regarding the beneficial ownership of common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all current executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(2)
David W. Biegler(3)	12,374	*
C. Webb Crockett(4)	25,989	*
William H. Cunningham(5)	23,000	*
John G. Denison	—	*
Travis C. Johnson	207,413	*
Gary C. Kelly(6)	592,450	*
Nancy B. Loeffler(7)	11,050	*
John T. Montford(8)	13,700	*
Daniel D. Villanueva	—	*
Laura H. Wright(9)	202,335	*
Ron Ricks(10)	286,570	*
Michael G. Van de Ven(11)	218,178	*
Robert E. Jordan(12)	112,163	*
Current Executive Officers and Directors as a Group (14 persons)(13)	1,882,356	*

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Amounts include shares subject to options that were exercisable within 60 days of February 28, 2009, pursuant to stock options, whether or not such options were in-the-money.

(3)	Includes 4,707 shares held by Mr. Biegler’s spouse and 2,667 shares that Mr. Biegler had the right to acquire within 60 days pursuant to stock options.

(4)	Includes 7,514 shares held in a family trust.

(5)	Includes 15,000 shares that Dr. Cunningham had the right to acquire within 60 days pursuant to stock options.

(6)	Includes 446,431 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(7)	Includes 10,000 shares that Ms. Loeffler had the right to acquire within 60 days pursuant to stock options.

(8)	Includes 10,000 shares that Mr. Montford had the right to acquire within 60 days pursuant to stock options.

(9)	Includes 9,204 shares held for Ms. Wright’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting, and 162,188 shares that Ms. Wright had the right to acquire within 60 days pursuant to stock options.

(10)	Includes 234,126 shares that Mr. Ricks had the right to acquire within 60 days pursuant to stock options.

(11)	Includes 262 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 196,990 shares that Mr. Van de Ven had the right to acquire within 60 days pursuant to stock options.

(12)	Includes 5,978 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 105,615 shares that Mr. Jordan had the right to acquire within 60 days pursuant to stock options.

(13)	In addition to the amounts disclosed in footnotes (3) through (12), includes 26,226 shares held for the account of a non-named executive officer under the Company’s profit sharing plan, with respect to which the officer has the right to direct the voting, 111,108 shares the officer had the right to acquire within 60 days pursuant to stock options, and 800 shares held by the officer as custodian for a child.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Company-Wide Compensation Objectives

The Company’s compensation program seeks to promote and reward productivity and dedication to the overall success of the Company and to thereby also support the Company’s objective of preserving job security. The Company’s overall business objective of attaining reasonable profits on a consistent basis weighs heavily in the Company’s compensation determinations, and the Company believes in responding pragmatically to the actual influences of external market forces. Because approximately 77 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), the collectively bargained agreements also factor significantly into the Company’s overall compensation decisions.

References to the “named executive officers” include the following executive officers of the Company whose compensation information is detailed in the tables following this Compensation Discussion and Analysis: (i) the Chairman of the Board, President, and Chief Executive Officer; (ii) the Senior Vice President Finance and Chief Financial Officer; and (iii) the Company’s three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of fiscal 2008.

Elements of Compensation Program

The Company’s compensation program for non-contract Employees, including the named executive officers, consists of the following elements:

•	Base Salary: Base salary is used to provide a reasonable base level of monthly income relative to an Employee’s job responsibilities and the market for the Employee’s skills.

•

Bonus: Bonuses are used, primarily at the senior management level, (i) to support attraction and retention of these individuals, (ii) to reflect the additional time and responsibility associated with their positions, and (iii) to bring total compensation to a level that is more competitive in the marketplace than base salary alone.

•

Stock Options: Stock options are used (i) to support retention, (ii) as an incentive and reward for achievement of the Company’s long-term objectives, and (iii) to align the interests of Employees with those of the Company’s Shareholders. For the reasons discussed below under “Determination of 2008 Executive Compensation — Equity,” options are primarily awarded for those positions with respect to which the Company has been advised by its consultants that options will be perceived to have the most value in the marketplace.

•

Qualified Retirement Benefits: Retirement benefits and savings opportunities are offered through the Company’s tax-qualified 401(k) and profit sharing plans. These plans are intended to be competitive in the market and include vesting provisions that are designed to contribute to Employee loyalty and retention. The Company’s 401(k) plan provides for a dollar-for-dollar match on Employee contributions, subject to limits specified by the Board. The Company’s profit sharing plan provides for an annual Company contribution to Employee accounts equal to a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s operating profit (as defined in the plan) for the year. The profit sharing plan is intended to serve as an incentive and reward to all Employees because the plan is based on overall Company profitability. Therefore, it effectively serves as a bonus component for the Company’s Employees at all levels. The Company considers the value of its retirement plans when establishing salary and bonus elements and amounts.

•

Nonqualified Deferred Compensation Arrangements: Nonqualified deferred compensation arrangements are available to Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and bonus elements and amounts.

•

Perquisites and Other Benefits: The Company offers flight benefits to its Employees and otherwise uses perquisites minimally. The Company also offers traditional health and welfare benefits to its Employees. These elements of compensation are not taken into account when establishing salary and bonus elements and amounts.

•

Change-in-Control Arrangements: The Company has established change-in-control arrangements for all of its Employees. These arrangements are not taken into account when establishing other compensation elements because (i) any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control, and (ii) it is considered unlikely that payments will be made under these arrangements.

The Company’s compensation program for contract Employees is generally the same in structure as its compensation program for non-contract Employees, except that the levels of compensation are determined pursuant to the terms of the collective bargaining agreements.

Role of Compensation Consultants and Benchmarking

General Compensation Practices. Over the past few years, the Company has been assessing the effectiveness of its compensation structure and, as part of this process, the Company has obtained compensation studies from Mercer Human Resource Consulting. The most recent study was obtained from Mercer in October 2007 for the purpose of evaluating the competitiveness of the Company’s executive compensation. The Mercer study included comparisons against a peer group consisting of the following ten airlines, which were chosen because of their relation in size to the Company:

AMR Corporation	US Airways Group
United Airlines	Alaska Air Group
Delta Air Lines	JetBlue Airways
Continental Airlines	AirTran Holdings
Northwest Airlines	Frontier Airlines

Mercer focused its analysis on the programs at the top six of these carriers, based on revenues. Mercer’s review covered all key components of these carriers’ compensation, including base salary, actual and target bonus, total annual compensation, long-term incentives, and total direct compensation. Where deemed appropriate by Mercer, it also compared the Company’s executive compensation to general industry data. The Compensation Committee has had the discretion to determine how the Mercer data should be used and has chosen to use the data as a point of reference to assist it with evaluating the effectiveness and fairness of its executive compensation structure and pay levels. The Compensation Committee has not used the data to target executive officer compensation against the peer company compensation.

Employment Contracts. As discussed further below, the Company has entered into an employment contract with its Chief Executive Officer. This contract reflects the advice of Longnecker and Associates, a consultant used by the Company for close to two decades in connection with its employment contracts. As with the Mercer studies, the Compensation Committee used this information as a point of reference, not as a determinative factor.

Role of Executives in Determining Compensation

The Company’s human resources and finance departments work with the Company’s Chief Executive Officer and the Compensation Committee to (i) design and develop compensation programs, (ii) recommend changes to existing plans and programs, (iii) prepare analyses and other briefing materials to assist the

Compensation Committee in making its decisions, and (iv) implement the decisions of the Compensation Committee. At the Compensation Committee’s request, the Chief Executive Officer also specifically reviews with the Compensation Committee the performance of the Company’s other executive officers. The Compensation Committee is not obligated to accept the recommendations of the Chief Executive Officer; however the Compensation Committee gives considerable weight to these recommendations because of the Chief Executive Officer’s ability to directly observe on a day-to-day basis each executive officer’s performance and contributions.

Relative Compensation of Executive Officers; Employment Contracts

Overall compensation levels for the Company’s named executive officers, as compared to other officers and Employees of the Company, reflect the nature and level of their respective roles and the scope of their responsibilities. In addition, tenure has historically factored into compensation levels for all non-contract Employees. Mr. Kelly and Mr. Ricks have been employed by the Company since 1986, Ms. Wright and Mr. Jordan since 1988, and Mr. Van de Ven since 1993.

Although the Compensation Committee does not believe there are substantial differences in compensation amongst its named executive officers, it does believe it is appropriate for Mr. Kelly, as Chairman of the Board, President, and Chief Executive Officer to receive the Company’s highest compensation because of his lead role with the Company and the higher market value associated with his multiple roles. The Compensation Committee also believes continuity of senior leadership is important and has therefore entered into an employment contract with Mr. Kelly that establishes the terms of his compensation. Mr. Kelly’s contract provides for his continued employment as Chief Executive Officer and service as Chairman of the Board (for so long as elected as such) until February 2011. The structure of Mr. Kelly’s employment contract is the same basic structure as has been used by the Company since it entered into its second employment contract with Herbert D. Kelleher, the Company’s Chairman Emeritus, in 1982. This reflects a focus on consistency in compensation for the Company’s principal executives over the years, rather than a focus on heavy market-based negotiation.

Determination of 2008 Executive Compensation

The Company has historically compensated non-contract Employees, including executives, based on seniority and internal equity and, to a lesser extent, job title and market value. The Company’s compensation elements and the relative compensation of each of its named executive officers are discussed below.

Salary. Mr. Kelly’s salary was established pursuant to the terms of his employment contract, which was entered into in July 2007. Mr. Kelly elected not to receive an increase in his base salary at such time, but instead continued to receive a base salary of $424,065, subject to increase in the discretion of the Compensation Committee. The Compensation Committee exercised this discretion in July 2008 and increased Mr. Kelly’s base salary to $465,000, in recognition of the significantly increased responsibilities associated with his election as Chairman of the Board and acceptance of the additional role of President. The Compensation Committee believes the Mercer data supported a greater increase; however, consistent with the Company’s philosophy of responding pragmatically to external forces impacting the Company’s profitability, the Compensation Committee took into account the Company’s level of profitability at the time, which had been significantly impacted by the state of the domestic economy and soaring fuel prices.

Given the general economic outlook for 2009, the Compensation Committee had anticipated that Mr. Kelly would not receive a raise during 2009. Given the Company’s actual first quarter 2009 results, Mr. Kelly himself elected to voluntarily reduce his base salary by 10 percent, effective April 1, 2009 and until such time as the Company’s quarterly results improve.

The salary levels of each of the other named executive officers reflect, in part, the length of their service with the Company, as the Company’s historic regular annual salary increases were generally applied on the same percentage basis as other non-contract Employees. Therefore, Employees, including officers, who have had a longer tenure at the Company generally have higher salaries that reflect their long-term service. The salary levels of the other named executive officers also reflect the Compensation Committee’s belief that the nature and scope of their responsibilities justify payment of salaries at least at the current levels. Messrs. Jordan, Ricks, and Van de Ven each received salary increases during 2008 to adjust for the increased responsibilities associated with their respective promotions and acceptance of additional job responsibilities.

Bonus. Each of the named executive officers received a bonus for 2008. The Compensation Committee believes this is a necessary element of their compensation, in particular because the data reviewed by the Compensation Committee indicates their base salaries continue to be below market median. The Compensation Committee also believes a bonus component is necessary to attract and retain the Company’s officers generally, given the typical use of bonuses in the market in which the Company competes for executive talent. In determining bonus amounts for 2008, the Compensation Committee primarily took into account the Company’s financial results. The Compensation Committee did not, however, establish or require the achievement of specific performance targets as a prerequisite to the awarding of bonuses. The Compensation Committee determined to award bonuses to each of the named executive officers for 2008 to reward them for (i) the Company’s 36th year of consecutive profitability, an accomplishment unmatched in the airline industry; (ii) the Company’s record annual revenue performance during 2008; and (iii) the Company’s industry-leading fuel hedging program, which contributed to cash savings of almost $1.3 billion during 2008. The Compensation Committee believes these accomplishments were particularly significant given the state of the domestic economy during 2008 and soaring fuel prices. The Compensation Committee also believes bonuses were appropriate to incentivize these officers to continue their individual and collective efforts with the Company’s ongoing initiatives to transform the Company’s business model. Although the Compensation Committee’s primary focus in determining bonus amounts was Company, as opposed to individual, performance, the Compensation Committee did also take into account the executive officers’ respective job responsibilities and the Compensation Committee’s desire to approach reasonable total compensation levels for these officers.

Although the Company achieved its 36th year of profitability, as measured in accordance with generally accepted accounting principles in the United States, in assessing profitability results for purposes of bonus amounts, the Compensation Committee looked at the Company’s net income minus special items, such as (i) certain items that are recorded as a result of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”); and (ii) other special items management believes it is necessary to exclude in order to provide management and Shareholders the ability to measure and monitor the Company’s performance on a consistent economic basis. Items calculated on an “economic” basis include gains or losses for derivative instruments that settle in the applicable period, but that were recognized in a prior period or will be recognized in a future period in the Company’s GAAP results. The items excluded from economic results primarily include ineffectiveness, as defined by SFAS 133, for future period instruments, and changes in market value for future period derivatives that no longer qualify for special hedge accounting, as defined in SFAS 133. The special items reflect adjustments management believes it should take into consideration to more accurately measure and monitor the Company’s comparative performance on a consistent basis and to provide a more accurate reflection of the Company’s ongoing operations.

Equity. As reflected in the “Outstanding Equity Awards at Fiscal 2008 Year-End” table, the Company has historically placed a great deal of emphasis on an equity component of compensation. This emphasis applied to non-executive Employees as well. The Company currently believes it is most appropriate to continue to use equity to align a portion of senior management’s compensation directly with the Company’s overall business results, but to place more emphasis on cash compensation for other Employees. In addition, the Company believes that the senior management positions are the positions with respect to which equity grants are the most efficient way to serve as an attraction and retention mechanism. During 2008, each of the named executive officers received options under the Company’s 2007 Equity Incentive Plan, as follows: Mr. Kelly: 150,000; Mr. Ricks: 80,000; Mr. Van de Ven: 75,000; and Ms. Wright and Mr. Jordan: 65,000. The exercise price per share for these options is $12.18, the fair market value of the Company’s common stock on the date of grant. On April 6, 2009, the closing price of the Company’s common stock on the NYSE was $7.34. The Committee believes that equity grants to these named executive officers were important given their cash compensation levels and to continue to align their interests with Shareholders. In determining the amounts for these grants, the Compensation Committee primarily took into account (i) the executives’ salary and bonus levels and (ii) the Compensation Committee’s resulting desire to have some mechanism to make their overall compensation packages more competitive. The Compensation Committee balanced its desire to increase each of the named executive officer’s overall compensation potential with the number of shares that would be available for other senior management.

The Compensation Committee considers regular discretionary option grants in February of each year. The Compensation Committee has chosen the month of February for its regular grants because of its occurrence after the release of the Company’s year-end earnings in accordance with the Company’s policy not to grant options at a time at which it is in possession of material non-public information. The February grant date is subject to adjustment should the scheduled timing coincide with the Company’s possession of material non-public information.

Deferred Compensation. The Company offers traditional 401(k) plans to all of its contract and non-contract Employees. In addition, the Company offers a profit sharing plan to all of its contract and non-contract Employees, which reflects the Company’s objective to promote and reward productivity and dedication to the overall success of the Company. The Company’s profit sharing plan has been in effect since January 1, 1973, and provides for an annual Company contribution to Employee accounts equal to a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s operating profit, as defined, for the year. Therefore, it effectively serves as a bonus component for the Company’s Employees at all levels.

In connection with the Company’s qualified plans, the Company maintains a nonqualified excess benefit plan. Amounts are contributed to this plan that cannot be contributed to the qualified plans due to contribution limits established by the Internal Revenue Code. The Company also maintains two additional nonqualified deferred compensation plans that are available to pilots only, pursuant to the terms of their collective bargaining agreement.

Mr. Kelly also has a separate deferred compensation arrangement available to him under his employment contract. Pursuant to his contract, the Company credits to Mr. Kelly’s account an amount equal to any Company contributions that would otherwise have been made on his behalf to the Company’s qualified plans but that exceed the limits established by the Internal Revenue Code for qualified plans. The deferred compensation bears interest at 10 percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s Chairman Emeritus, Mr. Herbert D. Kelleher. The Company believes this arrangement is appropriate because it is a standard benefit commonly offered at peer companies and also because of Mr. Kelly’s below-median salary.

Change-in-Control Arrangements. The Company offers protection to Mr. Kelly, the other named executive officers, and other Employees in the event of their termination of employment following a change-in-control, through the following: (i) the Company’s employment contract with Mr. Kelly; (ii) the Company’s Executive Service Recognition Plan Executive Employment Agreements for the other named executive officers, as well as the Company’s other officers; and (iii) the Company’s Change of Control Severance Pay Plan for the remainder of the Company’s Employees who are not beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough. These arrangements have been in place in their current form since the 1980s and do not have any significant impact on the rest of the Company’s current compensation elements because the likelihood of their implementation is deemed to be remote.

As discussed further below under “Potential Payments Upon Termination or Change-in-Control,” in the event of a change-in-control of the Company: (i) Mr. Kelly would continue to be employed pursuant to the terms of his employment contract; and (ii) the other named executive officers would continue to be employed for one year pursuant to their Executive Service Recognition Plan Executive Employment Agreements. In each case, these individuals would receive compensation consistent with their compensation prior to the change-in-control and would not receive any incremental benefit (with the exception of potential option acceleration, as discussed further below).

Pursuant to the terms of his employment contract, in the event of a change-in-control, Mr. Kelly has the right to terminate his employment contract within 60 days after the occurrence of the change-in-control and receive a $750,000 lump sum amount in addition to his accrued benefits. This lump sum amount has remained the same for the Company’s employment contracts since 1988.

Pursuant to the terms of their Executive Service Recognition Plan Executive Employment Agreements, in the event of a change-in-control, the other named executive officers have the right to receive differing lump sum amounts that are based on their historical compensation levels only in the event that (i) circumstances give rise to their resignation for “good reason” or (ii) their employment is terminated by the Company other than for cause.

The Compensation Committee believes the differences between the terms of Mr. Kelly’s employment contract and the terms of the Executive Service Recognition Plan Executive Employment Agreements are consistent with market conditions and the Company’s overall compensation philosophy. The Company believes the provision of these arrangements is appropriate generally, as these arrangements serve to (i) continue to attract and retain well qualified executive personnel and (ii) enhance the retention of the Company’s officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, Mr. Kelly’s arrangement is intended to assure that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Pursuant to the terms of the Company’s option plans, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and the surviving corporation refuses to assume or substitute new options for currently outstanding Company options, all outstanding options will fully vest and will be exercisable until a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation.

The Compensation Committee continues to believe that all of the foregoing arrangements serve a valid purpose, particularly in light of continuing potential for consolidation in the airline industry.

Perquisites and Other Benefits. The named executive officers, like the Company’s other contract and non-contract Employees, participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and vacation and sick time. In addition, all Employees receive flight benefits on Southwest and certain other airlines. Officers have the following additional benefits available to them: (i) Company-paid premiums for business travel accident insurance, (ii) Company-paid premiums for a portion of their life and long-term disability insurance coverage, and (iii) Company-paid physicals and tax return preparation. In addition: (i) officers are eligible to fly positive space, (ii) pursuant to his employment contract, Mr. Kelly is entitled to reimbursement of medical and dental expenses, and (iii) Mr. Kelly receives $10,000 per year to be applied to supplemental insurance. The Compensation Committee believes these minimal additional benefits are justified given the time and level of effort that is expected of the Company’s officers.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to a named executive officer, including compensation received upon exercise of stock options. Section 162(m) provides an exception to such limitation for certain performance-based compensation. The Company’s 2007 Equity Incentive Plan has been designed to satisfy the conditions of such exception to the extent necessary, feasible, and in the best interests of the Company.

Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m). During 2008, all amounts paid to the named executive officers were deductible.

During 2008, the Company and the Compensation Committee also addressed the final regulations that were enacted under Section 409A of the Internal Revenue Code. These regulations impacted Compensation Committee decisions with respect to the Company’s employment and change-in-control agreements, as well as the Company’s nonqualified deferred compensation arrangements.

As a result of the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments,” and its requirement to reflect all share-based compensation as an expense in the statement of income, the Company’s 2007 Equity Incentive Plan, unlike the Company’s prior equity plans, provides the Company the flexibility to grant restricted stock and restricted stock units, in addition to stock options.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this proxy statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in this proxy statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair
John T. Montford
Daniel D. Villanueva

Summary Compensation Table

The following table discloses compensation earned for services performed by the named executive officers during the years ended December 31, 2008, 2007, and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Gary C. Kelly	2008	$441,121	$462,000	$695,231	$4,394	$77,526	(4)	$1,680,272
Chairman of the Board, President, & Chief Executive Officer	2007	$424,065	$462,000	$317,345	$2,089	$95,939		$1,301,438
	2006	$416,860	$462,000	$429,862	$620	$96,541		$1,405,883

Laura H. Wright	2008	$309,000	$200,000	$156,323	—	$23,783	(5)	$689,106
Senior Vice President Finance & Chief Financial Officer	2007	$306,375	$200,000	$165,343	—	$28,781		$700,499
	2006	$271,413	$200,000	$160,082	—	$32,490		$663,985

Ron Ricks	2008	$346,375	$340,000	$169,893	—	$25,073	(6)	$881,341
Executive Vice President Corporate Services & Corporate Secretary	2007	$326,729	$340,000	$153,321	—	$44,056		$864,106
	2006	$286,986	$340,000	$158,581	—	$36,937		$822,505

Michael G. Van de Ven	2008	$340,208	$300,000	$201,767	—	$23,783	(7)	$865,758
Executive Vice President & Chief Operating Officer	*
	*

Robert E. Jordan	2008	$311,483	$270,000	$116,778	—	$23,783	(8)	$722,044
Executive Vice President Strategy & Planning	*
	*

*	In accordance with the SEC’s rules, information prior to 2008 is not being provided for Mr. Van de Ven and Mr. Jordan because they were not named executive officers for 2006 or 2007.

(1)	For 2008, reflects bonuses paid in January 2009 with respect to performance for 2008; for 2007, reflects bonuses paid in January 2008 with respect to performance for 2007; and for 2006, reflects bonuses paid in January 2007 with respect to performance for 2006.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year in accordance with SFAS 123R with respect to stock options. Amounts therefore include expense related to stock options granted in and prior to the fiscal years shown in the table, as applicable. Assumptions used in calculating the amounts for fiscal 2008, 2007, and 2006 are included in Note 14 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in Note 13 to the Company’s financial statements included in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, and December 31, 2006, respectively.

(3)	Consists of above-market earnings on deferred compensation provided pursuant to the named executive officer’s employment contract. This contract is discussed above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2008” and “Potential Payments Upon Termination or Change-In-Control.”

(4)

Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,790; (ii) a Company contribution of $24,240 to be made to the executive’s individual deferred compensation arrangement in 2009, but that was earned with respect to fiscal 2008, in accordance with the terms of his employment contract; (iii) a Company contribution of $8,283 to be made to the Company’s profit sharing plan in 2009, but that was earned with respect to 2008; (iv) travel benefits on Southwest Airlines; (v) life, long-term disability, and business travel accident insurance premiums; (vi) medical and dental reimbursements for the executive and his family; (vii) a Company-paid physical; and (viii) a supplemental insurance allowance. Perquisites are valued based on the out-of-pocket costs to the Company, except that the value attributed to travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during 2008 and assumes the executive took the place of a paying passenger who otherwise would have used the seat.

(5)	Includes Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $15,500 and (ii) a Company contribution of $8,283 to be made to the Company’s profit sharing plan in 2009, but that was earned with respect to 2008.

(6)	Includes Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,790 and (ii) a Company contribution of $8,283 to be made to the Company’s profit sharing plan in 2009, but that was earned with respect to 2008.

(7)	Includes Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $15,500 and (ii) a Company contribution of $8,283 to be made to the Company’s profit sharing plan in 2009, but that was earned with respect to 2008.

(8)	Includes Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $15,500 and (ii) a Company contribution of $8,283 to be made to the Company’s profit sharing plan in 2009, but that was earned with respect to 2008.

Mr. Kelly receives his compensation in large part pursuant to the terms of his employment contract. Pursuant to Mr. Kelly’s contract, he received a base salary of $424,065 for the period from July 2007 to July 2008 and received a discretionary increase to $465,000 in July 2008. Mr. Kelly’s contract is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2008” and “Potential Payments Upon Termination or Change-in-Control.” The Compensation Committee’s determinations regarding amount of executive salary and bonus in proportion to total compensation is discussed in detail above under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2008

The following table provides information on grants of plan-based awards to the named executive officers in 2008.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Option Awards ($)
Gary C. Kelly	02/01/2008	150,000	(2)	$12.18	$605,535
Laura H. Wright	02/01/2008	65,000	(2)	$12.18	$262,399
Ron Ricks	02/01/2008	80,000	(2)	$12.18	$322,952
Michael G. Van de Ven	02/01/2008	75,000	(2)	$12.18	$302,768
Robert E. Jordan	02/01/2008	65,000	(2)	$12.18	$262,399

(1)	In accordance with the terms of the plan under which all stock options were granted, options must be granted with an exercise price per share at least equal to the fair market value of the Company’s common stock on the date of grant. Fair market value is determined based on the closing price of the Company’s common stock on the date of grant of the options, as reported by the NYSE.

(2)	The options vest with respect to one-third of the shares covered thereby annually, beginning on the first anniversary of the date of grant.

The material factors underlying the information disclosed in the table above and in the Summary Compensation Table are described above under “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table provides information regarding stock options held by the named executive officers as of December 31, 2008. Stock options are the only type of equity award that has been granted to the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gary C. Kelly	5,313	—		$22.80	12/31/2010
	15,000	—		$21.30	02/15/2011
	4,400	2,100	(1)	$17.11	06/19/2011
	4,348	—		$18.73	01/01/2012
	17,250	—		$17.78	01/18/2012
	4,151	—		$14.03	01/02/2013
	21,000	—		$13.19	01/23/2013
	4,352	—		$15.91	01/05/2014
	30,000	—		$15.51	01/23/2014
	180,000	—		$14.95	07/15/2014
	4,322	—		$14.25	01/20/2015
	6,295	—		$16.43	12/31/2015
	100,000	50,000	(2)	$16.40	09/18/2017
	—	150,000	(3)	$12.18	01/31/2018

Laura H. Wright	170	—		$10.11	01/01/2009
	4,500	—		$11.72	01/22/2009
	650	—		$10.88	01/01/2010
	6,000	—		$10.35	01/19/2010
	969	—		$22.80	12/31/2010
	4,400	—		$21.30	02/15/2011
	4,400	2,100	(1)	$17.11	06/19/2011
	719	—		$18.73	01/01/2012
	5,060	—		$17.78	01/18/2012
	553	—		$14.03	01/02/2013
	7,500	—		$13.19	01/23/2013
	1,114	—		$15.91	01/05/2014
	12,000	—		$15.51	01/23/2014
	960	2,160	(4)	$14.75	09/01/2014
	14,780	—		$14.25	01/20/2015
	41,416	—		$16.43	12/31/2015
	40,000	—		$17.53	03/17/2016
	—	65,000	(3)	$12.18	01/31/2018

Ron Ricks	1,223	—		$11.72	01/22/2009
	15,926	—		$10.35	01/19/2010
	3,915	—		$22.80	12/31/2010
	14,500	—		$21.30	02/15/2011
	3,916	—		$18.73	01/01/2012
	15,950	—		$17.78	01/18/2012
	3,916	—		$14.33	01/07/2013
	17,545	—		$13.19	01/23/2013

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
	3,084	—		$15.91	01/05/2014
	20,000	—		$15.51	01/23/2014
	923	2,077	(5)	$14.75	09/01/2014
	25,065	—		$14.25	01/20/2015
	42,719	—		$16.43	12/31/2015
	40,000	—		$17.53	03/17/2016
	—	80,000	(3)	$12.18	01/31/2018

Michael G. Van de Ven	3,945	—		$11.72	01/22/2009
	28,499	5,271	(6)	$10.35	01/19/2010
	75	—		$22.80	12/31/2010
	4,000	—		$21.30	02/15/2011
	4,400	2,100	(1)	$17.11	06/19/2011
	1,942	—		$18.73	01/01/2012
	4,400	—		$17.78	01/18/2012
	75	—		$14.03	01/02/2013
	5,200	—		$13.19	01/23/2013
	750	—		$15.91	01/05/2014
	6,600	—		$15.51	01/23/2014
	935	2,105	(7)	$14.75	09/01/2014
	8,340	—		$14.25	01/20/2015
	753	2,747	(8)	$16.18	11/17/2015
	50,750	—		$16.43	12/31/2015
	50,000	—		$17.53	03/17/2016
	—	75,000	(3)	$12.18	01/31/2018

Robert E. Jordan	734	—		$22.80	12/31/2010
	6,000	—		$21.30	02/15/2011
	4,400	2,100	(1)	$17.11	06/19/2011
	734	—		$18.73	01/01/2012
	6,600	—		$17.78	01/18/2012
	7,260	—		$13.19	01/23/2013
	8,800	—		$15.51	01/23/2014
	9,420	—		$14.25	01/20/2015
	20,000	—		$16.43	12/31/2015
	20,000	—		$17.53	03/17/2016
	—	65,000	(3)	$12.18	01/31/2018

(1)	The remaining options are exercisable as follows: 1,000 on June 19, 2009; and 1,100 on June 19, 2010.

(2)	The remaining options are exercisable as follows: 50,000 on July 15, 2009.

(3)	The options vest with respect to one-third of the shares covered thereby annually, which vesting began on February 1, 2009, the first anniversary of the date of grant.

(4)	The remaining options are exercisable as follows: 336 on September 1, 2009; 384 on September 1, 2010; 432 on September 1, 2011; 480 on September 1, 2012; and 528 on September 1, 2013.

(5)	The remaining options are exercisable as follows: 323 on September 1, 2009; 369 on September 1, 2010; 415 on September 1, 2011; 462 on September 1, 2012; and 508 on September 1, 2013.

(6)	All of these options became exercisable on January 19, 2009.

(7)	The remaining options are exercisable as follows: 327 on September 1, 2009; 374 on September 1, 2010; 421 on September 1, 2011; 468 on September 1, 2012; 515 on September 1, 2013.

(8)	The remaining options are exercisable as follows: 323 on November 17, 2009; 377 on November 17, 2010; 431 on November 17, 2011; 485 on November 17, 2012; 538 on November 17, 2013; and 593 on November 17, 2014.

Option Exercises During Fiscal 2008

The following table provides information regarding stock options exercised, and the value realized upon exercise, by the named executive officers during 2008.

	Option Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Gary C. Kelly	62,201	$214,097
Laura H. Wright	28,605	$203,525
Ron Ricks	4,531	$1,767
Michael G. Van de Ven	5,918	$22,607
Robert E. Jordan	9,251	$48,228

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price of the underlying common stock at the time of exercise.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
	(In thousands)		(In thousands)
Equity Compensation Plans Approved by Security Holders	22,243	$12.82	9,293	(2)
Equity Compensation Plans not Approved by Security Holders	60,213	$13.92	18,308
Total	82,456	$13.62	27,602

(1)	As adjusted for stock splits.

(2)	As updated from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, in order to include securities available for future issuance under the Company’s employee stock purchase plan. This table therefore supersedes the table included in Item 12 of Part III of the Annual Report on Form 10-K.

The Company has previously awarded stock options under plans covering Employees subject to collective bargaining agreements (collective bargaining plans) and plans governing Employees not subject to collective bargaining agreements. None of the collective bargaining plans were required to be approved by Shareholders. Options granted to Employees under collective bargaining plans are non-qualified, granted at or above the fair market value of the Company’s common stock on the date of grant, and generally have terms ranging from six to twelve years. Neither executive officers nor members of the Company’s Board of Directors are eligible to participate in any of these collective bargaining plans. Each of the collective bargaining plans provides that the number of shares with respect to which options may be granted, and the number of shares of common stock subject to an outstanding option, shall be proportionately adjusted in the event of a subdivision or consolidation of shares or the payment of a stock dividend on common stock, and the purchase price per share of outstanding options shall be proportionately revised.

Nonqualified Deferred Compensation in Fiscal 2008

The Company maintains a profit sharing plan pursuant to which the Company annually contributes a percentage of its profits to the accounts of eligible Employees. The profit sharing plan is a qualified deferred compensation plan. The Company also maintains qualified 401(k) plans for its Employees. In conjunction with these plans, the Company maintains an excess benefit plan. The Company makes contributions to the accounts of participants in the excess benefit plan to the extent such amounts cannot be contributed to the qualified plans due to contribution limits established by the Internal Revenue Code. The Company has also established an individual nonqualified deferred compensation arrangement for Mr. Kelly as part of the Company’s employment contract with Mr. Kelly, as discussed above under “Compensation Discussion and Analysis.” Pursuant to this arrangement, the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified plans due to contribution limits and compensation limits established by the Internal Revenue Code.

The profit sharing plan allows participants to invest all or a portion of their accounts in investment funds selected by the plan administrator, including the Company’s common stock. The excess benefit plan provides that plan participants may elect to have their accounts credited with earnings determined by reference to the earnings of investment options selected by the plan administrator, but not Company stock. Participants in the Company’s profit sharing plan and excess benefit plan are generally entitled to a distribution of their accounts upon separation from service with the Company.

The individual deferred compensation arrangement with Mr. Kelly provides that amounts credited to his account will accrue simple interest at a rate of 10 percent annually, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. The deferred compensation credited to his account will be paid to him at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) Mr. Kelly attains age 65 or (ii) his employment terminates, whichever occurs later. The following table provides information regarding nonqualified deferred compensation for the named executive officers for 2008.

		Nonqualified Deferred Compensation for Fiscal 2008
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2008
Gary C. Kelly	Employment Contract	—	$24,240	(1)	$11,563	(2)	—	$191,255	(3)(4)
	Excess Benefit Plan	—	—		$2,148	(5)	—	$53,284	(6)
Laura H. Wright	—	—	—		—		—	—
Ron Ricks	Excess Benefit Plan	—	—		$(16,816	)(5)	—	$28,676	(7)
Michael G. Van de Ven	—	—	—		—		—	—
Robert E. Jordan	Excess Benefit Plan	—	—		$(14,255	)(5)	—	$24,309	(8)

(1)	All of this amount is also reported for this officer in the “All Other Compensation” column of the Summary Compensation Table for 2008. This amount was earned with respect to fiscal 2008, but will not be contributed to Mr. Kelly’s account until 2009.

(2)	Includes the $4,394 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2008.

(3)	This includes the $24,240 reported as nonqualified deferred compensation contributions earned for 2008, but that will not be contributed to Mr. Kelly’s account until 2009. Mr. Kelly’s actual cash balance at December 31, 2008, was $167,015.

(4)	Of this amount, $93,339 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(5)	None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed year in the Summary Compensation Table.

(6)	The Company has not made contributions to its excess benefit plan on behalf of the named executive officer during 2006, 2007, or 2008. Therefore, none of this amount has been reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

(7)	Of this amount, $3,387 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.
(8)	Because he was not a named executive officer during 2006 or 2007, none of this amount has been reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change-in-Control

Pursuant to the terms of his employment contract, Mr. Kelly has the right to terminate his employment contract within 60 days after the occurrence of a change-in-control of the Company. In such event, his employment contract provides for a lump sum severance payment equal to his unpaid base salary for the remaining term of the contract plus $750,000. Mr. Kelly would not be entitled to any special compensation or benefits in the event of termination of employment for any reason other than a change-in-control, with the exception of termination on account of any disabling illness resulting from a job-related cause. A disabling illness is defined to include any emotional or mental disorder, physical disease, or injury as a result of which Mr. Kelly is, for a continuous period of 90 days, unable to perform his duties under the employment contract. If Mr. Kelly’s employment is terminated by the Company due to disability resulting from a job-related cause (after an additional 90-day notice period during which he has not recovered), he is entitled to receive regular installments of his base salary in effect at the time of termination of employment for the remainder of the term of the employment contract. The structure of these provisions is the same basic structure as has been used by the Company for its top executives since 1982, and the $750,000 lump sum amount has been in place since 1988. The change-in-control provision for Mr. Kelly is intended to assure that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate. For purposes of Mr. Kelly’s agreement, as well as the Executive Service Recognition Plan Executive Employment Agreements discussed below, a change-in-control is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election.

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements to permit the Company to continue to attract and retain well-qualified executive and key personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change-in-control of the Company. The Company has entered into Executive Service Recognition Plan Executive Employment Agreements with Ms. Wright, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan. Mr. Kelly has not entered into an Executive Service Recognition Plan Executive Employment Agreement because of the provisions contained in his employment contract. The terms of the agreements with Ms. Wright, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan would be invoked only in the event of a change-in-control, and these executives are not entitled to any special compensation or benefits in the event of termination of employment for any reason other than a termination of employment subsequent to a change-in-control. Under the terms of these agreements, Ms. Wright, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan must remain in the employment of the Company for one year after the occurrence of a change-in-control (the “Employment Year”). In such event, they would be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, they would be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control occurs. If, during the Employment Year, the executive’s employment is terminated other than for cause or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)	a pro rated bonus, which would be based on the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination;

(b)	the executive’s annual base salary in effect at the time of notice of termination;

(c)	the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

“Good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control or a failure of the Company to abide by the provisions of the executive’s agreement.

Incremental amounts receivable by the named executive officers pursuant to the arrangements discussed above are set forth in the table below.

Name	Termination by the Company at any time due to disability occurring for any reason other than as a result of a job-related cause ($)	Termination by the Company due to disability occurring as a result of a job-related- cause ($)	Termination by the Company at any time for cause ($)	Change of control ($)	Voluntary termination by executive within 60 days after a change-in -control ($)	Termination after a change in control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause or disability ($)
Gary C. Kelly	—	$968,750	—	—	$1,718,750	—
Laura H. Wright	—	—	—	—	—	$709,000
Ron Ricks	—	—	—	—	—	$1,050,000
Michael G. Van de Ven	—	—	—	—	—	$785,000
Robert E. Jordan	—	—	—	—	—	$740,000

Pursuant to the terms of the Company’s option plans, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and if the surviving corporation refuses to assume or substitute new options for currently outstanding Company options, all outstanding options will fully vest and will be exercisable until a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation. Therefore, to the extent these amounts are payable, they will be payable prior to the effective date of a change-in-control and therefore will not be payable at the same time as the amounts above. The following table sets forth the estimated benefits to the named executive officers in the event the surviving corporation refuses to assume or substitute new options for the named executive officer’s outstanding options.

Name	Estimated Benefits($)(1)
Gary C. Kelly	—
Laura H. Wright	—
Ron Ricks	—
Michael G. Van de Ven	—
Robert E. Jordan	—

(1)	Assumes the triggering event took place on December 31, 2008, and reflects the aggregate market value of unvested options that would become vested under the circumstances. Aggregate market value is computed by multiplying (i) the difference between $8.62 (the closing price of the Company’s common stock on December 31, 2008) and the exercise price of the options by (ii) the number of shares underlying unvested options at December 31, 2008.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan and/or their employment contracts (as applicable), each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2008.”

COMPENSATION OF DIRECTORS

Fiscal 2008 Director Compensation

The following table provides information regarding compensation earned by the Company’s non-Employee Directors during the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
David W. Biegler	$130,918	$(2,120)	$14,928	$2,601	$146,327
Louis E. Caldera	$57,108	$(3,015)	$2,589	$3,845	$60,527
C. Webb Crockett	$67,321	$(8,385)	—	$1,131	$60,067
William H. Cunningham	$127,416	$(8,385)	—	$2,770	$121,801
John G. Denison	$6,240	—	$1,467	—	$7,707
Travis C. Johnson	$77,946	$(8,385)	—	$2,262	$71,823
Nancy B. Loeffler	$45,408	$(3,015)	$2,589	$1,922	$46,904
John T. Montford	$137,584	$(5,700)	—	$509	$132,393
Daniel D. Villanueva	$6,240	—	$1,467	$226	$7,933

(1)	Reflects amounts earned for performance during 2008, whether or not paid during 2008. Retainer fees have been allocated to 2008, as appropriate.

(2)	Reflects the dollar amount recognized as an expense for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R with respect to performance shares granted under the Company’s Outside Director Incentive Plan. Amounts therefore include expense related to performance shares granted in and prior to fiscal 2008, as applicable, and therefore reflect reversals of amounts expensed during 2006 and 2007 resulting from the dramatic decline in stock price during 2008. These awards are discussed in Note 14 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. In accordance with the terms of the Outside Director Incentive Plan, each of the Directors listed in the table (other than Messrs. Denison and Villanueva, who were appointed to the Board in November 2008) was granted 1,000 performance shares in May 2008. The grant date fair value for each of these grants was $12,430. The aggregate number of performance shares outstanding at December 31, 2008, for each of the Directors listed in the table was as follows: Mr. Biegler — 4,000; Mr. Caldera — 4,250; Mr. Crockett — 5,750; Dr. Cunningham — 5,750; Mr. Denison — 0 ; Mr. Johnson — 5,750; Ms. Loeffler — 4,250; Mr. Montford — 5,000; Mr. Villanueva — 0. Performance shares were the only type of stock award held by these Directors at fiscal year-end.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R with respect to stock options granted to these Directors. Amounts therefore include expense related to stock options granted in and prior to fiscal 2008, as applicable. Assumptions used in calculating the amounts for fiscal 2008 are included in Note 14 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Mr. Denison and Mr. Villanueva were the only non-Employee Directors to receive option grants during 2008. The grant date fair value of each of their grants, which were received in connection with their appointment to the Board in November 2008, was $38,305. The aggregate number of shares underlying stock options outstanding at fiscal year-end for each of the Directors listed in the table was as follows: Mr. Biegler — 8,000; Mr. Caldera — 10,000; Mr. Crockett — 0; Dr. Cunningham — 15,000; Mr. Denison — 10,000; Mr. Johnson — 0; Ms. Loeffler — 10,000; Mr. Montford — 10,000; Mr. Villanueva — 10,000. Stock options were the only type of option award held by these Directors at fiscal year-end.

(4)	Consists of reimbursement for taxes on flight benefits.

Directors’ retainer fees are paid on an annual basis in May of each year. Each Director of the Company who is not an Employee of the Company was paid a retainer fee of $14,260 for his or her services as a member of the Board during the 12-month period ended May 2008. These fees were increased to $14,760 for services during the

12-month period ending May 2009. Messrs. Denison and Villanueva, who were appointed to the Board in November 2008, received a prorated portion of the fee. In addition, non-Employee Directors received $3,650 for attendance at each meeting of the Board of Directors during the 12-month period ended May 2008. These fees were increased to $3,780 for meetings attended in person during the 12-month period ending May 2009. In addition, for the 12-month period ending May 2009, Board members began receiving $1,890 for meetings attended telephonically. Committee members, other than Executive and Special Committee members, received $1,900 for attendance at each Committee meeting during the 12-month period ended May 2008. This fee was increased to $1,970 for meetings during the 12-month period ending May 2009. In addition, for the 12-month period ending May 2009, Committee members, other than Executive and Special Committee members, began receiving $985 for meetings attended telephonically. Non-Employee members of the Executive Committee received a $6,955 retainer for their services on such Committee during the 12-month period ended May 2008. This fee was increased to $7,200 for services during the 12-month period ending May 2009. Members of the Special Committee received a one-time retainer fee during 2008 in the amount of $14,760. In addition, they received a fee of $3,780 for each in-person meeting, deposition, or trial preparation and a fee of $1,970 for meetings attended telephonically. The Chairmen of the Audit, Compensation, and Nominating and Corporate Governance Committees received annual retainer fees of $9,320, $4,000, and $4,000 respectively, for their service as Chairs of such Committees during the 12-month period ended May 2008. These fees were increased to $9,650, $5,000, and $5,000, respectively, for the 12-month period ending May 2009. In addition, the Chair of the Executive Committee received an annual retainer fee of $5,000 for his service as Chair of such Committee for the 12-month period ending May 2009, and the Chair of the Special Committee received a one-time retainer fee of $18,900 during 2008. The Presiding Director received an annual retainer fee of $10,000 for services during the 12-month period ending May 2009.

Southwest Airlines Co. Outside Director Incentive Plan. In 2001, the Board adopted the Southwest Airlines Co. Outside Director Incentive Plan. The purpose of the plan is to align more closely the interests of the non-Employee Directors with those of the Company’s Shareholders and to provide the non-Employee Directors with retirement income. To accomplish this purpose, the plan compensates each non-Employee Director based on the performance of the Company’s common stock and defers the receipt of such compensation until after the non-Employee Director ceases to be a Director of the Company. Pursuant to the plan, on the date of the 2002 Annual Meeting of Shareholders, the Company granted 750 non-transferable performance shares to each non-Employee Director who had served as a Director since at least May 2001. Thereafter, on the date of each annual Meeting of Shareholders, the Company granted 750 performance shares to each non-Employee Director who served since the previous Annual Meeting. Beginning with the May 2007 Annual Meeting of Shareholders, this was increased to 1,000 performance shares. A performance share is a unit of value equal to the fair market value of a share of the Company’s common stock, based on the average closing sale price of the common stock as reported on the NYSE. On the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, such non-Employee Director is entitled to an amount in cash equal to the average fair market value of the common stock during the 30 days preceding such Director’s last date of service multiplied by the number of performance shares then held by such Director. The plan contains provisions contemplating adjustments on changes in capitalization of the Company.

Southwest Airlines Co. Severance Plan for Directors. In 2000, the Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors. Pursuant to this plan, upon retirement from the Board of Directors, a Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a Director who has served at least ten years is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2008. In addition, we have discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

AUDIT COMMITTEE

John T. Montford, Chair

David W. Biegler

William H. Cunningham

John G. Denison

Travis C. Johnson

PROPOSAL 2

APPROVAL OF THE SOUTHWEST AIRLINES CO. AMENDED AND RESTATED

1991 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, Shareholders will be asked to approve the Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan (the “Plan”). The Board of Directors approved the Plan on March 19, 2009, subject to approval by the Company’s Shareholders. If approved by the Shareholders at the Annual Meeting, the Plan will become effective as of the date of Shareholder approval. As amended and restated, the Plan would essentially provide the same benefits to Employees as are currently provided under the Company’s current employee stock purchase plan, except that it would (i) provide the Plan administrator with the flexibility to establish the minimum and maximum limits on the amounts that may be purchased by Employees, subject to applicable limits under the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) increase the number of shares of the Company’s common stock authorized for issuance under the Plan by 5,000,000.

As has previously been publicly disclosed by the Company, the Company has been investing in technology to support its initiatives and ongoing operations. In connection with the Company’s transition to its new systems, it has determined it will be necessary and advisable to change the manner in which it imposes minimum and maximum limits on the amount Employees may purchase under the Plan, which could increase the number of shares permitted to be purchased by some Employees, subject to applicable limits under the Code. This potential increase, coupled with a recent increase in the rate of purchases under the Company’s current plan, has also led the Company and the Board to determine that it would be advisable to increase the number of shares authorized for issuance under the Plan. The proposed Plan also includes changes that are designed to bring it into compliance with proposed regulations governing employee stock purchase plans, as issued by the Department of the Treasury during 2008.

The Board of Directors believes an employee stock purchase plan provides an incentive for Employees to acquire or increase their proprietary interests in the Company and thereby provides an additional mechanism for aligning Employee interests with those of other Shareholders. The Board therefore believes the proposed Plan is in the best interests of the Company, its Employees, and its Shareholders.

Description of the Plan

The following summary of the Plan should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Plan, which is attached to this proxy statement as Appendix B.

General. The Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Code. Each participant in the Plan is granted the right (an “Option”) to purchase shares of the Company’s common stock on the last trading day of each month at a price equal to 90 percent of the mean between the highest and lowest quoted selling prices of the common stock on the NYSE on such date (the “Option Price”). On April 6, 2009, the closing price of the Company’s common stock on the NYSE was $7.34.

Shares Available for Issuance. The Company’s Shareholders have previously authorized an aggregate of 13,750,000 shares of the Company’s common stock for issuance under the current plan. As of March 2, 2009, approximately 9,096,000 shares had been purchased and approximately 4,654,000 remained available for purchase under the current plan. If approved by Shareholders, the maximum aggregate number of shares that may be issued under the Plan will increase from 13,750,000 to 18,750,000.

Eligibility. Any common law Employee of the Company (or any of its designated subsidiaries) who has completed six months of continuous service with the Company (or a designated subsidiary) may participate in the Plan, except for (i) any Employee who would, immediately upon receipt of the right to purchase common stock under the Plan, own, directly or indirectly, or hold options or rights to acquire, an aggregate of five percent or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any corporation related to the Company; (ii) any Employee whose customary employment is for not more than five months in any calendar year; and (iii) any Employee who is a citizen or resident of a foreign jurisdiction if the grant of an option under the Plan to such person would be prohibited under the laws of such jurisdiction or compliance with the laws of the foreign jurisdiction would cause the Plan to fail the requirements of Code section 423. As of March 2, 2009, approximately 36,810 Employees were eligible to participate in the current plan, of which approximately 9,880 were participating.

Administration. The Plan is administered by the Board of Directors or a duly appointed committee of the Board (the “Administrator”). The Administrator has the power to administer and interpret the Plan, and all decisions of the Administrator will be final and binding on all participants.

Participation. To participate in the Plan, eligible Employees must authorize payroll deductions from salary or wages. The Administrator may adopt rules and procedures for the implementation and administration of payroll deduction elections, including any minimum or maximum dollar or percentage limitations that apply to a participant’s payroll deduction election; provided that no Employee will be permitted to purchase stock under all employee stock purchase plans of the Company and any related corporations at a rate that exceeds $25,000 in fair market value of the stock for each calendar year in which any Option granted to the Employee is outstanding at any time. Once an Employee becomes a participant in the Plan, that Employee will automatically continue to participate until such time as the Employee suspends his or her payroll deduction election, becomes ineligible to participate, or terminates employment. An Employee’s suspension of his or her payroll deduction election will not affect his or her eligibility to participate in the Plan in the future.

Purchases of Shares. On the last trading day of each month in which a participant has made a payroll deduction, the Company will apply the participant’s payroll deductions to the purchase of shares, including fractional shares, of common stock. The number of shares purchased will be determined by dividing a participant’s total payroll deductions for a given month by the Option Price.

Termination or Amendment. The Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the Plan have been issued. The Board may amend, alter, or terminate the Plan at any time, except that Shareholder approval of any amendment is required if the amendment would (i) increase the aggregate number of shares of common stock that may be issued under the Plan (other than an increase merely reflecting a change in the number of outstanding shares, such as a stock dividend or stock split); or (ii) otherwise require approval by the rules of the NYSE, the Code or Treasury regulations, or other laws.

Summary of U.S. Federal Income Tax Consequences

The following discussion is intended as a general summary of the U.S. federal income tax consequences arising from participation in the Plan. This summary does not purport to be complete and does not address any applicable state or local tax laws.

The Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Code. Participants will not recognize income for federal income tax purposes either upon enrollment in the Plan or upon purchase of common stock under the Plan.

If common stock purchased under the Plan is held for more than two years after the date of purchase, gain realized on the sale is ordinary income, taxable as compensation, to the participant to the extent of the lesser of:

•	ten percent of the fair market value of the common stock as of the purchase date; or

•	the actual gain (the amount by which the sale price exceeds the purchase price).

All additional gain upon the sale of the common stock is treated as long-term capital gain.

If the common stock is sold within the two-year holding period described above, the sale will constitute a “disqualifying disposition.” In the event of a disqualifying disposition, the participant will recognize ordinary income, taxable as compensation, to the extent of the difference between the purchase price and the fair market value of the common stock at the date of purchase of the common stock. All additional gain upon the sale of the common stock is treated as capital gain.

The Company receives a deduction from its income for federal income tax purposes to the extent that the participant realizes ordinary income on a disqualifying disposition. The Company does not receive a deduction if a participant meets the two-year holding period requirement.

Benefits Under the Plan

The following table sets forth the numbers of shares of common stock purchased under the Plan since its inception through March 2, 2009, by the individuals and groups listed.

Name	Number of Shares
Gary C. Kelly	—
Chairman of the Board, President, & Chief Executive Officer
Laura H. Wright	597
Senior Vice President Finance & Chief Financial Officer
Ron Ricks	—
Executive Vice President Corporate Services & Corporate Secretary
Michael G. Van de Ven	—
Executive Vice President & Chief Operating Officer
Robert E. Jordan	570
Executive Vice President Strategy & Planning
All Current Executive Officers as a Group	1,167
All Current Directors Who are Not Executive Officers as a Group	—
Each Nominee for Election as a Director	—
Each Associate of the Above Directors, Executive Officers or Nominees	—
Each Other Person Who Has Received Five Percent or More of the Options, Warrants, or Rights Under the Plan	—
All Employees, Including All Current Officers Who are Not Executive Officers or Directors as a Group	9,096,117

The benefits or amounts that will be received by or allocated to individuals in the future under the Plan are not determinable at this time.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3 — RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2009. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young has served as the Company’s auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2008 and 2007:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)	Total Fees
2008	$1,400,300	$195,000	$48,391	$6,000	$1,649,691
2007	$1,066,233	$195,000	$48,340	$6,000	$1,315,573

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, the attestation of management’s Reports on Internal Controls and the audit of a wholly-owned captive insurance company.

(2)	Includes fees for audits of benefit plans.

(3)	Includes services for tax compliance, tax advice, and tax planning.

(4)	Consists of a subscription to Ernst & Young’s Global Accounting & Auditing Information Tool.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this proxy statement as Appendix A. All of the services rendered by the independent auditors during 2008 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

SHAREHOLDER PROPOSAL

REINCORPORATE IN A SHAREOWNER-FRIENDLY STATE

(PROPOSAL 4)

The Company has been notified by Mr. John Chevedden that he intends to present the following proposal for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

4 — Reincorporate in a Shareowner-Friendly State

Resolved: That shareowners hereby request that our board of directors take the necessary steps to reincorporate the Company in North Dakota with articles of incorporation that provide that the Company is subject to the North Dakota Publicly Traded Corporations Act.

Statement of John Chevedden

This proposal requests that our board initiate the process to reincorporate the Company in North Dakota under the new North Dakota Publicly Traded Corporations Act. If our company were subject to the North Dakota act there would be additional benefits:

•	There would be a right of proxy access for shareowners who owned 5% of our Company’s shares for at least two years.

•	Shareowners would be reimbursed for their expenses in proxy contests to the extent they are successful.

•	The board of directors could not be classified.

•	The ability of the board to adopt a poison pill would be limited.

•	Shareowners would vote each year on executive pay practices.

These provisions, together with others in the North Dakota act, would give us as shareowners more rights than are available under any other state corporation law. By reincorporating in North Dakota, our company would instantly have the best governance system available.

The SEC recently refused to allow shareowners a right of access to management’s proxy statement. And Delaware courts recently invalidated a bylaw requiring reimbursement of proxy expenses. Each of those rights is part of the North Dakota act. As a result, reincorporation in North Dakota is now the best alternative for achieving the rights of proxy access and reimbursement of proxy expenses. As a North Dakota company our Company would also shift to cumulative voting, “say on pay,” and other best practices in governance.

Our Company needs to improve its governance:

•	Our directors also served on boards rated “D” or “F” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm:

Louis Caldera	IndyMac Bancorp (IDMC.PK) F-rated
David Biegler	Trinity Industries (TRN)
William Cunningham	Lincoln National (LNC)
John Montford	Fleetwood Enterprises (FLE)

•	Louis Caldera owned zero shares — Commitment concern.

•	Travis Johnson had 30-years of long tenure (independence concern) and yet served on two key board committees.

•	Webb Crockett, one of three members of our nomination committee, received a dismal 41% in withheld votes.

•	William Cunningham, the only financial expert on our audit committee, was designated as an “Accelerated Vesting” director according to The Corporate Library.

•	We had no shareholder right to:

Elect a director by a majority vote although we gave 67%-support for this in 2008.

Call a special meeting.

Act by written consent.

Cumulative voting.

Majority shareholder vote to amend the charter.

Reincorporation in North Dakota provides a way to switch to a vastly improved system of governance in a single step. And reincorporation in North Dakota does not require a major capital investment or layoffs to improve financial performance.

I urge your support for Reincorporating in a Shareowner-Friendly State.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 4

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

The Board of Directors believes reincorporation to North Dakota is not in the best interests of the Company, its Employees, or its Shareholders. The Company has been incorporated in Texas since its inception in 1967, has located its headquarters in Texas, has based a significant percentage of its Employees in Texas, and has developed significant business and other relationships in Texas. In addition, the Company has a well-developed understanding of the laws of Texas. On the other hand, the Company has no business connection to North Dakota, nor is North Dakota a well-known jurisdiction for business corporations. Furthermore, the Proponent is requesting that the Company subject itself to the provisions of the North Dakota Publicly Traded Corporations Act, which has been in effect only since 2007. Neither the Company nor its Shareholders can therefore predict the impact on the Company of being subjected to this relatively untested set of laws.

The Board is committed to strong corporate governance, but believes that no meaningful additional governance benefit would result from reincorporation to North Dakota. Rather, the Board believes any potential benefit would be far outweighed by the expense and management time required to accomplish a reincorporation, as well as the risks and uncertainties associated with reincorporating in a state with an untested legal structure.

The Board believes that reincorporation to North Dakota would not result in a meaningful additional governance benefit to Shareholders. As a Texas corporation, the Company is subject not only to the laws of the State of Texas, but also to the heavily vetted governance standards of the NYSE. These standards reflect considerable debate, as well as significant time and effort to develop standards to specifically address the types of concerns expressed by the proponent. These standards also reflect an effort to balance governance concerns with the practicalities of managing a for-profit business. Therefore, the existing standards, unlike the North Dakota standards, do not require every company to adopt identical sets of governance principles. The Board regularly evaluates the Company’s governance standards and policies and believes it and management are in the best position to determine the governance principles that are most appropriate for the Company and in its best interests.

Furthermore, retaining incorporation in Texas does not prevent the Company from implementing governance provisions that are particularly significant to Shareholders, and the Board has historically responded to Shareholder initiatives in these areas, including the following two concerns mentioned by the proponent:

•	In 2004, the Board terminated the Company’s Shareholder rights plan; and

•	In 2005, the Board amended the Company’s Bylaws to eliminate a classified Board structure.

The Board also believes the advantages of reincorporation purported by the proponent are outweighed by associated costs and risks. A reincorporation to North Dakota would be complex and would involve significant expense. It would also involve significant management time and effort — time and effort the Board believes would, in the best interests of the Company, be better spent on managing the Company’s fundamental business operations. As has been frequently publicly disclosed, the Company continues to implement initiatives designed to maintain its historic profitability record. The Board adamantly believes that Company financial and human resources should remain focused on this primary goal, particularly in these challenging economic times.

According to media reports, there are only a handful of public companies incorporated in North Dakota, and the North Dakota Publicly Traded Corporations Act has been in effect only since 2007. The Board is accordingly concerned with introducing greater legal uncertainties to its business and legal affairs by reincorporating to a state with a significantly less-established body of corporate laws and judicial interpretations of those laws. Reincorporation to North Dakota would also subject the Company to (i) franchise fees and taxes in North Dakota that the Company would not otherwise incur due to its lack of operations in the state and (ii) general jurisdiction of the courts of North Dakota, which could disadvantage the Company in any future litigation (whether or not related to corporate matters), in part due to the remoteness of North Dakota from the Company’s headquarters, Employee base, and flight operations.

In the exercise of their fiduciary duties under Texas law, the Directors will continue to evaluate evolving governance standards and practices and will consider whether additional changes should be made to the Company’s current policies and practices. However, the Board believes that reincorporation to North Dakota and the wholesale adoption of the requirements imposed by the North Dakota statute is not in the best interests of the Company.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

SHAREHOLDER PROPOSAL

ADOPTION OF PRINCIPLES FOR HEALTH CARE REFORM

(PROPOSAL 5)

The Company has been notified by Mr. Daniel F. Pedrotty on behalf of the AFL-CIO Reserve Fund (the “Fund”) that the Fund intends to present the following proposal for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

RESOLVED: Shareholders of Southwest Airlines Company (the “Company”) urge the Board of Directors to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.

2.	Health care coverage should be continuous.

3.	Health care coverage should be affordable to individuals and families.

4.	The health insurance strategy should be affordable and sustainable for society.

5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

SUPPORTING STATEMENT

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (Business Week, July 3, 2007.)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

We believe that the 47 million Americans without health insurance results in higher costs, causing an adverse effect on shareholder value for our Company, as well as all other U.S. companies which provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduces shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

It is unclear to the Board what action the Proponent is requesting of the Company with this proposal. For example, it appears the Proponent may be requesting that the Company adopt principles to influence public policy and legislation. In the alternative, the Proponent may be requesting that the Company apply the Institute of Medicine principles with respect to the health care coverage offered by the Company to its Employees. The Board does not believe either of these interpretations is in the best interests of the Company, its Employees, or its Shareholders. In addition, because the proposal is subject to varying interpretations, the Company’s Shareholders are being asked to approve a proposal that, if implemented, may not have the results expected by Shareholders.

The Board does not believe this proposal is appropriate if the Proponent is requesting that the Company involve itself in the political and legislative process with respect to health care reform. Health care reform has long been the subject of significant analysis by, and vigorous and heated debate amongst, parties with relevant knowledge and expertise. The Board does not believe the Company is in the best position to determine the appropriate manner in which to deal with health care on a national basis. Even more importantly, the Board does not believe that national health care reform is an issue that should be addressed through the Company’s annual meeting process.

If this proposal is specific to the Company’s health care coverage, the Board cannot determine what the Proponent is suggesting should be changed. Based on reports obtained by the Company to evaluate its health benefits, the Company already provides unusually affordable health care coverage to its Employees, retirees, and their families. During 2008, the Company’s expense for health and welfare benefits exceeded $300 million. Going forward, the Board believes it is critical that the Company be able to retain the flexibility to assess its benefits programs in the context of the Company’s overall business results, changes in the economic environment, and Shareholder interests.

Whatever the goal is of this proposal, the Board does not believe adoption of this proposal will result in better health care for the Company’s Employees or for the nation, nor will it benefit the Company’s Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders. The Company’s Bylaws provide that, in order for a proposal that is not intended to be included in the Company’s proxy statement to be properly and timely submitted as business to come before the Company’s 2010 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. If less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, written notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting is mailed or such public disclosure is made. Any Shareholder proposal or nomination must contain the information specified in the Company’s Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Any notice relating to a Shareholder nomination of a person or persons for election to the Board must contain (i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (ii) the name and address of the Shareholder giving the notice; and (iii) the number of shares of the Company beneficially owned by the Shareholder giving the notice. Based on a 2010 Annual Meeting date corresponding to this year’s Annual Meeting date (and assuming a 30-day notice or public disclosure of such Annual Meeting date), if the Company does not receive notice of a proposal before March 21, 2010, it will be considered “untimely” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this proxy statement.

Notwithstanding the above provisions, any Shareholder who wishes to submit a proposal for inclusion in the Company’s proxy statement and proxy relating to the 2010 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on the first page of this proxy statement, so that the Secretary receives it no later than December 18, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of Company common stock with the SEC and the NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on its review of its copies of such reports, or written representations from such persons, the Company believes that all filing requirements applicable to its Directors, executive officers, and beneficial owners of more than ten percent of the Company’s common stock have been satisfied.

Discretionary Authority

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly brought before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Householding

In some cases, only one copy of the Company’s proxy statement and annual report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this proxy statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this proxy statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this proxy statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, P.O. Box 36611, Dallas, Texas 75235-1611.

By Order of the Board of Directors,

Gary C. Kelly

Chairman of the Board

April 17, 2009

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan

The Accompanying Notice of Annual Meeting of Shareholders and proxy statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing account, as well as any shares you may own in your own name.

Under the ProfitSharing Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the ProfitSharing Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 18, 2009.

APPENDIX A

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

Adopted March 20, 2003

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer or Vice President — Finance and must include a detailed description of the services to be rendered. The Vice President — Finance will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Vice President — Finance and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

APPENDIX B

SOUTHWEST AIRLINES CO.

Amended and Restated

1991 Employee Stock Purchase Plan

1.	Purpose.

The Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan (the “Plan”) is intended to provide an incentive for Employees of Southwest Airlines Co. (the “Company”), and any Designated Subsidiary, to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of shares of the Company’s Common Stock. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Code section 423. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Code section 423.

2.	Definitions.

(a) “Administrator” means the Board or any committee duly appointed by the Board to administer the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(d) “Common Stock” means the Company’s common stock, par value $1.00 per share.

(e) “Company” has the meaning set forth in Section 1.

(f) “Designated Subsidiary” means a “subsidiary corporation,” as defined in Code section 424(f), of the Company that has been designated by the Administrator as an entity to which this Plan applies.

(g) “Employee” means any person that is providing services to the Company or any Designated Subsidiary as a common law employee.

(h) “Fair Market Value” means the mean between the highest and lowest quoted selling prices on the New York Stock Exchange on the applicable valuation date.

(i) “Month End Date” has the meaning set forth in Section 3.

(j) “New York Stock Exchange” means the New York Stock Exchange, or any other stock exchange on which the Company’s Common Stock is traded at the applicable determination date.

(k) “Offering Period” has the meaning set forth in Section 3.

(l) “Option” has the meaning set forth in Section 3.

(m) “Option Price” means, with respect to the grant of a particular Option, 90% of the Fair Market Value of the Common Stock on the Month End Date.

(n) “Participant” means an Employee eligible to participate in the Plan pursuant to Section 6 who elects to participate in the Plan pursuant to Section 7.

(o) “Payroll Deduction” means a withholding of amounts by the Company or a Designated Subsidiary from a Participant’s salary or wages to be used to purchase Common Stock pursuant to the Plan.

(p) “Payroll Period” means, with respect to a particular Participant, the recurring period during which such Participant regularly receives payment of salary or wages.

(q) “Plan” has the meaning set forth in Section 1.

(r) “Purchase Date” has the meaning set forth in Section 3.

(s) “Trading Day” means a day on which trading in Common Stock takes place on the New York Stock Exchange.

3.	Grant of an Option.

For purposes of Code section 423, the Company shall be deemed to have granted a Participant an option to purchase shares of Common Stock (an “Option”) on the last Trading Day of each month in which such Participant has made a Payroll Deduction (the “Month End Date”). Each Option shall entitle the Participant to acquire a set number of shares of Common Stock, including fractional amounts, determined by dividing the total Payroll Deductions for such month (the “Offering Period”) by the Option Price, and shall be exercisable at such Option Price for each share. Each Option granted shall be exercised on the Month End Date (the “Purchase Date”), in accordance with, and subject to the limitations of, Section 7.

4.	Administration.

The Plan shall be administered by the Administrator. Subject to the express provisions of the Plan, to the overall supervision of the Board, and to the limitations of Code section 423, the Administrator may administer and interpret the Plan in any manner it believes to be desirable, and any such interpretation shall be conclusive and binding on the Company and all persons.

5.	Number of Shares of Common Stock.

(a) The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 18,750,000 (which includes the 13,750,000 shares previously approved by the Company’s shareholders for issuance pursuant to the Company’s 1991 Employee Stock Purchase Plan). Common Stock acquired pursuant to the Plan may be either newly issued shares, treasury shares, or open market purchases, but, regardless of source, all such shares shall be counted against the maximum amount of shares that may be issued under the Plan.

(b) In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Administrator shall make such adjustment as it deems appropriate in the number of shares of Common Stock available for purchase under the Plan.

6.	Eligibility Requirements.

(a) Any Employee who has completed six (6) months of continuous service with the Company or a Designated Subsidiary may participate in the Plan; provided, however, that the following Employees are ineligible to participate in the Plan:

(1) Employees who would, immediately upon the receipt of the right to purchase any Common Stock under the Plan, own, directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of stock of either the Company or any corporation related to the Company;

(2) Employees whose customary employment is for not more than five months in any calendar year; and

(3) Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Code section 7701(b)(1)(A)) if:

(i) the grant of an option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction; or

(ii) compliance with the laws of the foreign jurisdiction would cause the Plan to fail to meet the requirements of Code section 423.

(b) No option shall be granted pursuant to the Plan to any person who is not an Employee. Specifically, options may not be granted to consultants and other non-Employees.

(c) In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by the Company or a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of Options granted under the Plan to Employees who are residents in the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

7.	Enrollment and Payroll Deductions.

(a) Any Employee who is eligible under Section 6 may enroll as a Participant in the Plan by completing and submitting an election, in writing or electronically, in the manner specified by the Administrator. Participation in the Plan is entirely voluntary by Employees.

(b) Contributions to the Plan by Participants shall be made only through Payroll Deductions. A Participant’s election shall specify the Participant’s Payroll Deduction for each Payroll Period and shall authorize the Company to withhold such Payroll Deduction from the Participant’s salary or wages with respect to each Payroll Period thereafter until such Participant’s participation in the Plan is terminated or until the amount of the Participant’s Payroll Deduction is changed or suspended as hereafter provided. The following shall apply with respect to any Participant who authorizes Payroll Deductions pursuant to the Plan:

(1) The Administrator may adopt rules and procedures for the implementation and administration of Payroll Deduction elections, including the following:

(i) the definition of “salary or wages” to which a Participant’s Payroll Deduction election applies; provided that, in the absence of any determination by the Administrator, “salary or wages” shall refer to the Participant’s base salary or wages for such period (exclusive of commissions, bonuses, overtime pay, shift differential, long-term disability or workers compensation payments and similar amounts);

(ii) whether a Participant’s Payroll Deduction election may be stated in terms of a dollar amount per payroll period, a percentage of salary or wages within a payroll period or in any other manner;

(iii) any methods or assumptions used by the Administrator in the calculation of the Participant’s Payroll Deduction election; and

(iv) any minimum or maximum dollar or percentage limitations that apply to a Participant’s Payroll Deduction election; provided that, in the absence of any determination by the Administrator, the minimum to be made by a Participant is $5.00 (if a specific amount is selected) or 1% (if a specific percentage is selected).

(2) No Employee may be permitted to purchase stock under all employee stock purchase plans (within the meaning of Code section 423) of the Company and its related corporations at a rate that exceeds $25,000 in fair market value of the stock (determined at the time the option is granted) for each calendar year in which any Option granted to the Employee is outstanding at any time. Payroll Deduction amounts in excess of the foregoing limit will be returned to the Participant as soon as administratively feasible.

(3) A Participant may elect to change the Participant’s Payroll Deduction election by completing and submitting a new Payroll Deduction election, in writing or electronically, in the manner specified by the Administrator. Any new election made by a Participant shall be effective as soon as is administratively practicable after the election is received by the Administrator but shall in no event be effective before the next subsequent Offering Period after the election is received by the Administrator.

(4) The Company shall maintain records of a Participant’s Payroll Deduction amounts for each Offering Period. The Company shall have no obligation to pay interest on Payroll Deduction amounts and shall have no obligation to hold such amounts in trust or in any segregated account.

(c) All amounts available with respect to Payroll Deductions on the Purchase Date will be used by the Administrator for the purchase of Common Stock as set forth in Section 8.

8.	Purchase of Common Stock.

(a) On the Purchase Date, the Company shall apply the Participant’s Payroll Deduction amounts to the purchase of shares, including fractional shares, of Common Stock at the applicable Option Price. Participants shall be treated as the record owners of their Common Stock effective as of the Purchase Date. Any cash remaining following a purchase of shares on behalf of a Participant shall, subject to the limitations of Section 7(b)(2) or any other limit established by the Administrator, be carried forward for purchase on behalf of such Participant on the next Purchase Date at the applicable Option Price. In no event shall a purchase of Common Stock take place with respect to an Option granted more than five years prior to the Purchase Date.

(b) If purchases of Common Stock for a Participant are restricted by the limit in Section 7(b)(2), the Participant’s Payroll Deduction election shall be suspended for the remainder of the calendar year. A Participant’s Payroll Deduction election and purchases of Common Stock for such Participant shall automatically resume for the Offering Period that begins as of January 1 of the following calendar year.

9.	Termination of Employment.

(a) Participation in the Plan will terminate immediately when a Participant dies or ceases to be employed by the Company or any of its Designated Subsidiaries due to:

(1) the determination of total disability under any long-term disability coverage funded by the Company or any of its Designated Subsidiaries; or

(2) other termination of the Employee’s employment.

(b) A termination of employment shall not include any period in which the Participant is on sick leave, military leave or a leave of absence in accordance with Company policies.

(c) Any of a Participant’s Payroll Deduction amount that remains upon the termination of the Participant’s participation in the Plan and that has not been used to purchase Common Stock under this Plan shall be returned to the Participant as soon as administratively feasible after termination of employment.

10.	Assignment.

The Options granted under the Plan are not transferable by the Participant other than by will or the laws of descent and distribution, and must be exercisable, during the Participant’s lifetime, only by the Participant. No Participant may create a lien on any funds, securities, rights or other property held by the Company on behalf of the Participant under the Plan.

11.	Administrative Assistance.

If the Administrator in its discretion so elects, it may retain a brokerage firm, bank or other financial institution to assist in the purchase or recordkeeping of Common Stock, delivery of reports or other administrative aspects of the Plan.

12.	Costs.

All costs and expenses incurred in administering the Plan shall be paid by the Company. Any brokerage fees for the purchase of Common Stock by a Participant shall be paid by the Company, but any brokerage fees for the sale of Common Stock by a Participant shall be borne by the Participant.

13.	Equal Rights and Privileges.

Notwithstanding any provision of the Plan to the contrary and to ensure compliance with the requirements of Code section 423, all Employees who are granted Options pursuant to the Plan shall have the same rights and privileges. Any provision of the Plan that is inconsistent with Code section 423 shall, without further act or amendment by the Company or the Board, be reformed to comply with the requirements of Code section 423. This Section 13 shall take precedence over all other provisions of the Plan.

14.	Applicable Law.

The Plan shall be governed by the laws of the State of Texas.

15.	Modification and Termination.

(a) The Board may amend, alter or terminate the Plan at any time. No amendment shall be effective unless within twelve months either before or after it is adopted by the Board it is approved by the shareholders of the Company, if such amendment would:

(1) increase the aggregate number of shares of Common Stock that may be issued under the Plan (other than an increase merely reflecting a change in the number of outstanding shares, such as a stock dividend or stock split); or

(2) otherwise require approval of the Company’s shareholders by the rules of the New York Stock Exchange, the Code or regulations of the Department of the Treasury, or other laws.

(b) In the event the Plan is terminated, the Board may elect to terminate all participation either immediately or upon completion of the purchase of Common Stock on the next Purchase Date. All Payroll Deduction amounts that have not been used to purchase Common Stock pursuant to the Plan shall be returned to the Participants as soon as administratively feasible.

(c) If at any time the shares of Common Stock available under the Plan are overenrolled, enrollments shall be reduced as determined by the Administrator to eliminate the overenrollment. Any of a Participant’s Payroll Deduction amounts that cannot be applied to the purchase of shares of Common Stock due to overenrollment shall be paid to the Participant as soon as administratively feasible.

16.	Securities Laws.

The Company shall not be obligated to issue any Common Stock pursuant to the Plan at any time when the requirements of any securities exchange upon which the Company’s securities shall then be listed have not been met or when the shares of Common Stock have not been registered under the Securities Act of 1933, as amended, or such other state, federal, or other laws, rules, and regulations as the Company or the Administrator deem applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares.

17.	Notices.

Except as otherwise provided by the Administrator, all notices that may be or are required to be given by Participants or Employees of the Company to the Company or the Administrator under the terms of this Plan shall be effective when received in writing addressed to Administrator, Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan, at the Company’s principal place of business.

18.	Effective Date.

The Plan shall become effective subject to, and as of the date of, shareholder approval.

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2009

10:00 a.m. Central Daylight Time

Corporate Headquarters

2702 Love Field Drive

Dallas, Texas 75235-1611

DIRECTIONS TO THE ANNUAL MEETING

Southwest Airlines Co. corporate headquarters is located at 2702 Love Field Drive, Dallas, Texas. From Dallas Love Field Airport, take Cedar Springs Road south to the airport exit. Turn right onto West Mockingbird Lane. Turn right onto Denton Drive and travel approximately two miles to Seelcco Street. Turn right at Seelcco Street. Go past the security booth, and the headquarters building will be at your left. Please park near the main entrance to the building.

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwest.com at 10:00 a.m., Central Daylight Time, on May 20, 2009.

M11911-P71050
PROXY

SOUTHWEST AIRLINES CO.

2702 LOVE FIELD DRIVE

DALLAS, TEXAS 75235-1611

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Kelly, Laura H. Wright, and Madeleine B. Johnson, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held at the Company’s headquarters, 2702 Love Field Drive, Dallas, Texas, on May 20, 2009, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3 AND “AGAINST” PROPOSALS 4 AND 5 AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE

ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2009 (May 18, 2009 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2009 (May 18, 2009 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M11910-P71050	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SOUTHWEST AIRLINES CO.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A.	Company Proposals
The Board of Directors recommends a vote “FOR” each of the Director nominees listed below.			☐	☐	☐
1.	Election of Directors
Nominees:
	01) David W. Biegler	06) Gary C. Kelly
	02) C. Webb Crockett	07) Nancy B. Loeffler
	03) William H. Cunningham	08) John T. Montford
	04) John G. Denison	09) Daniel D. Villanueva
05) Travis C. Johnson
The Board of Directors recommends a vote “FOR” Proposals 2 and 3.								For	Against	Abstain
2.	Approval of the Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan.							☐	☐	☐
3.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.							☐	☐	☐
B.	Shareholder Proposals
The Board of Directors recommends a vote “AGAINST” Proposals 4 and 5.
4.	Reincorporation in a Shareholder-friendly state.							☐	☐	☐
5.	Adoption of Principles for health care reform.							☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign in box and sign exactly as your name(s) appears on this proxy card. If shares are held jointly, all persons should sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date